Exhibit 10.7

EXECUTION VERSION

NET SMELTER RETURN ROYALTY AGREEMENT – LAGUNA PROJECT

THIS NET SMELTER RETURN ROYALTY AGREEMENT is made as of the 19th day of July, 2024 (the “Execution Date”).

BETWEEN:

JAGUAR URANIUM CORP., a corporation existing under the laws of the Province of British Columbia

(the “Payor”)

-and-

2847312 Ontario Inc. a company incorporated pursuant to the laws of the Province of Ontario

(the “Guarantor”)

-and-

CONSOLIDATED URANIUM INC., a corporation existing under the laws of the Province of Ontario

(the “Royalty Holder”)

WHEREAS the Payor (the current legal and beneficial owner of 100% of the outstanding shares of the Guarantor) and the Royalty Holder executed and delivered a share purchase agreement dated as of July 17, 2024 (the “Share Purchase Agreement”) pursuant to which the Royalty Holder sold to the Payor all of the common shares of the Guarantor in consideration for among other things, the grant of a 2% net smelter return royalty on all the mining production from the Laguna Project Properties;

AND WHEREAS capitalized terms when used in these recitals and not otherwise defined in these recitals shall have the respective meanings set forth in Section 1.1;

AND WHEREAS the Guarantor has agreed to guarantee the obligations of the Payor set forth in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties do hereby covenant and agree as follows.

1.	GENERAL INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings.

“Affiliate” means, with respect to any Person, any other Person, partnership, joint venture, corporation, or other form of enterprise who directly or indirectly controls, is controlled by, or is under direct or indirect common control with such Person, and includes any Person in like relation to an Affiliate. A Person is deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has a corresponding meaning.

“Agreement” means this royalty agreement, including the appendices to this royalty agreement, as it or they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this royalty agreement and not to any particular Section or other portion of this royalty agreement.

“Allowable Deductions” means the following, in each case determined without duplication:

(a)	all reasonable arm’s length third party costs, charges and expenses incurred in smelting, refining and other treatment of Products;

(b)	all costs and expenses of transporting (including licensing and insurance costs) the Products from the mine to the smelter, refiner or other party taking delivery of the Products;

(c)	all costs or expenses incurred with respect to insurance, sampling and assay costs and umpire assay costs for the Products to be refined;

(d)	all non -recoverable governmental royalties or other surcharges imposed on or in connection with the mining of the Products;

(e)	brokerage and selling costs incurred in the sale of the Products to third parties;

(f)	all non- recoverable export, sales and value added taxes and government royalties imposed on or in connection with the sale of the Products; and

(g)	all penalties, charges, deductions and/or discounts related to yellowcake product impurities or ore-dependent factors, if any.

“Anti-Bribery and Anti-Corruption Laws” means, as modified from time to time, the applicable national and international Laws aimed to prevent and sanction: (a) anti-bribery or corruption applicable to the Parties and their Affiliates, including Applicable Laws that prohibit the illegal payment, offer, promise or authorization of payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign or local Governmental Authorities, government employee or commercial entity to obtain a business advantage, and (b) Applicable Laws including without limitation, the financing of terrorism, money laundering and the financing of weapons of mass destruction. The term “Anti-Money Laundering and Anti-Terrorism Laws”, including without limitation: (i) the Corruption of Foreign Public Officials Act (Canada); (ii) the Criminal Code of Canada; (iii) any regulations under (i) or (ii) above; and (iv) all other Applicable Laws, regarding bribery and corruption provisions, and any other Applicable Laws, conventions, international treaties and other instruments that prohibit corruption and/or bribery in any jurisdiction where the applicable Person does business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, to public officials and private persons, and Applicable Laws requiring the disclosure of agency relationships or commissions and the anti-corruption rules of any international financial institutions with which the applicable Person does business.

“Applicable Law” means all applicable federal, provincial, territorial, state, regional and local laws (statutory or common), rules, ordinances (including zoning and mineral removal ordinances), regulations, grants, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature (including environmental laws and any applicable securities laws or regulations, and any applicable rules of any stock exchange, imposing disclosure requirements) and include without limitation, the Anti-Bribery and Anti-Corruption Laws.

“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in Toronto, Ontario, Vancouver, British Columbia and Buenos Aires, Argentina.

“Deed of Assumption” has the meaning set forth in Section 10.1.

“Excluded Taxes” means with respect to the Royalty Holder or the Payor:

(a)	Taxes imposed on or measured by the Person’s net income or capital and franchise taxes imposed on it (in lieu of or in addition to net income taxes), by any jurisdiction (or any political subdivision thereof):

(i) under the laws of which the Person is organized or is resident (as determined by application of the laws of that jurisdiction);

(ii) in which its principal office is located; or

(iii) with which the Person has a connection otherwise than by reason of entering into, and the transactions contemplated under, this Agreement;

(b)	any branch profits Taxes or any similar Tax imposed on the Person by any jurisdiction in which the Person is located, otherwise than by reason of entering into, and the transactions contemplated under, this Agreement; and

(c)	any estate, inheritance, gift, ad valorem, sales, excise, transfer, personal properties or similar Tax, assessment, or governmental charge to the extent the other Party has the ability to recover such Tax, assessment or charge under Applicable Law.

“Governmental Authorities” means any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency, official or any court, stock exchange or securities commission, having jurisdiction.

“Gross Revenues” in any calendar quarter means the aggregate of the following amounts during such calendar quarter from the sale of Products produced during commercial production from the Laguna Project Properties:

(a)	if the Products are yellow cake and such Products are sold by the Payor or an Affiliate to any Person who is dealing at arm’s length with the Payor or an Affiliate, the actual gross proceeds of disposition of such yellow cake received by the Payor or an Affiliate in such period;

(b)	if the Products are other than yellow cake and are sold by the Payor or an Affiliate to any Person who is dealing at arm’s length with the Payor or an Affiliate, the actual gross proceeds paid by the smelter, refiner or other purchaser in such period; and

(c)	for all Products where the Products are sold by the Payor or an Affiliate in such period to any Person who is not dealing at arm’s length with the Payor or an Affiliate the greater of; (i) the actual gross proceeds of disposition received or receivable for such Products; and (ii) the fair market value of such Products.

For clarity, if the Affiliate sells the Products to the Payor, the Gross Revenue shall be calculated on the basis of the sale of the Products to the third Person purchaser of the Payor. In the case of sales of Products pursuant to the terms of any Trading Contract, the revenues shall be calculated based on the market price of such Products on the date of such sale or other disposition, not the sale price under the Trading Contract. If there is an insurable loss of or damage to Products, whether or not occurring on the Laguna Project Properties and whether the Products are in possession of the Payor or its Affiliates or otherwise, then the Gross Revenues will be equal to the sum of the insurance proceeds actually paid to the Payor or its Affiliates in respect of such loss or damage.

“Guaranteed Obligations” has the meaning set forth in Section 2.7.

“Guarantor Shares” means the outstanding shares of the Guarantor.

“Indemnified Parties” has the meaning set forth in Section 8.1.

“Information” has the meaning set forth in Section 7.1.

“Intervening Company” has the meaning set forth in Section 10.1(a).

“Laguna Project Properties” means those properties that are more particularly set out on Schedule A and any properties granted, renewals thereof from time to time that the Payor or its Affiliate may hold, and any and all licenses, mining rights or claims which may be granted in lieu of or in renewal of the whole or any part of, or which relate to the same ground as, the mining tenements in Schedule A.

“Net Smelter Return” for a calendar quarter means an amount equal to the Gross Revenues for the applicable calendar quarter less Allowable Deductions for the applicable calendar quarter.

“National Instrument 43-101” or “NI 43-101” means National Instrument 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“Other Mineral Products” means any and all economic marketable material, in whatever form or state, produced from the Laguna Project Properties other than Uranium Bearing Products, including metal-bearing mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, metal concentrates or metal compounds upgraded, beneficiated, or refined further than yellowcake.

“Parent Company” has the meaning set forth in Section 10.1(a).

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party.

“Payment Date” for a Royalty in respect of a calendar quarter means the 30th day following the last day of such calendar quarter.

“Payor Group” means the Payor and the Guarantor.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Products” means Uranium Bearing Products and Other Mineral Products. Products shall not include any material mined and removed from the Laguna Project Properties for use by the Payor or its Affiliates for roads, foundations, concrete or other construction or industrial uses relating to the Laguna Project Properties or material that is processed that did not originate from the Laguna Project Properties and shall not include any material that is not recovered for commercial sale from ores extracted from the Laguna Project Properties including without limitation, reasonable quantities of Products which are not sold but which are used for assaying, treatment, amenability, metallurgical, test work or piloting.

“Repurchase Date” has the meaning set forth in Section 2.4.

“Repurchase Payment” has the meaning set forth in Section 2.4.

“Royalty” means the net smelter return royalty to be paid pursuant to this Agreement, calculated in accordance with Section 2.

“Royalty Percentage” means 2.0 % of the Net Smelter Return, subject to decrease to 1.0% of the Net Smelter Return in accordance with Section 2.4.

“Royalty Repurchase Option” has the meaning set forth in Section 2.4.

“Subsidiary Disposition” has the meaning set forth in Section 10.3.

“Subsidiary Transferee” has the meaning set forth in Section 10.3(a)(ii).

“Taxes” means all foreign and domestic federal, provincial, state, municipal and other governmental taxes, levies, imposts, deductions, charges, claims, and assessments and withholdings, and all liabilities with respect thereto (including without limitation, interest and penalties).

“Trading Activities” means any and all price hedging and price protection activities undertaken by the Payor or its Affiliates with respect to any Products, raw materials, interest rates or currency exchanges including without limitation, any stream agreements, forward sale and/or purchase contracts, spot-deferred contracts, option contracts, speculative purchases and sales of forward, futures and option contracts, both on and off commodity exchanges, but excluding refining and smelting contracts, and “Trading Contracts” means the agreements, contracts, instruments, confirmations and other arrangements relating to the Trading Activities but excluding refining and smelting contracts.

“Transfer” means any sale, transfer, grant, assignment, conveyance, lease, license, charge, pledge, hypothecation or other disposition and “Transferred” shall have a corresponding meaning. As relates to the Guarantor, an issuance of shares or convertible securities resulting in a change in control of the Guarantor is also a transfer.

“Transferee” has the meaning set forth in Section 10.1.

“Uranium Bearing Products” mean uranium ore, uranium-bearing mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, uranium concentrates in the form commonly known as “yellowcake” or uranium compounds upgraded, beneficiated, or refined further than yellowcake.

“US Dollars” means the lawful currency of the United States.

1.2	Interpretation

In this Agreement the following rules of interpretation apply unless the contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

(b)	the singular includes the plural and vice versa;

(c)	words of any gender include all genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(e)	the words ’such as’, ‘including’, ‘particularly’ and similar expressions are not used as nor are intended to be interpreted as words of limitation;

(f)	a thing (including but not limited to a chose in action or other right) includes a part of that thing;

(g)	a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Agreement;

(h)	a Party includes its successors and permitted assigns;

(i)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(j)	a reference to an agreement other than this Agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(k)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(l)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day and in determining the time of day where relevant to this Agreement, the relevant time of day is, for the purposes of giving or receiving notices, the time of day where a Party receiving a notice is located or for any other purpose under this Agreement, the time of day in the place where the Party required to perform an obligation is located;

(m)	no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it; and

(n)	a reference to $ is to USD unless otherwise specifically provided for to the contrary herein.

2.	CALCULATION AND PAYMENT OF NET SMELTER RETURN

2.1	Calculation

The Payor agrees to pay the Royalty to the Royalty Holder on a quarterly basis. The Royalty payable to the Royalty Holder hereunder in respect of each calendar quarter, shall be calculated by multiplying the Net Smelter Return for such calendar quarter by the Royalty Percentage.

2.2	Payments

(a)	The amount of the Royalty payment due to the Royalty Holder hereunder in respect of a calendar quarter shall be paid to the Royalty Holder on the Payment Date by the delivery to the Royalty Holder of electronic wire transfer of immediately available funds to a bank account nominated by the Royalty Holder from time to time, in each case in the appropriate amount. All such payments shall be made in US Dollars. All payments made in respect of this Agreement (in respect of principal, interest or otherwise) shall be made in full without set-off or counterclaim, and free of and without deduction or withholding for any Taxes, other than Excluded Taxes. If the Payor shall be required by law to deduct or withhold any Taxes, other than Excluded Taxes, from or in respect of any payment or sum payable to the Royalty Holder, the delivery, payment or sum deliverable or payable shall be increased as may be necessary so that after making all required deductions or withholdings, the Royalty Holder receives an amount equal to the sum it would have received if no deduction or withholding had been made and the Payor shall pay the full amount deducted to the relevant taxation or other authority in accordance with Applicable Law. If the Royalty Holder becomes liable for any Tax, other than Excluded Taxes, imposed on any deliveries or payments under this Agreement, the Payor shall indemnify the Royalty Holder for such Tax, and the indemnity payment shall be increased as necessary so that after the imposition of any Tax on the indemnity payment (including Tax in respect of any such increase in the indemnity payment), the Royalty Holder shall receive the full amount of Taxes for which it is liable, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Payor by the Royalty Holder shall be conclusive absent manifest error.

(b)	At the time each Royalty payment is made, the Payor shall deliver to the Royalty Holder a statement setting forth in summary form the manner in which such payment was determined. Upon the reasonable request of the Royalty Holder, the Payor shall provide the Royalty Holder with copies of all relevant data relating to the Royalty calculation.

2.4	Buy Back Right

Commencing as at the Execution Date and up to and including the seven-year anniversary of the Execution Date, the Payor will have the exclusive and irrevocable one-time right and option (the “Royalty Repurchase Option”) to purchase 50% of the Royalty from the Royalty Holder by making a payment in cash by wire transfer to the Royalty Holder in the amount of US$2.5 million (the “Repurchase Payment”). If the Royalty Payor elects to exercise the Royalty Repurchase Option, the Payor must provide to the Holder a minimum of 15 days prior written notice, specifying the date that the repurchase is to occur (the “Repurchase Date”). Upon receipt of the Repurchase Payment on the Repurchase Date, without set-off or deduction, the Royalty Holder must convey and surrender 50% of the Royalty to the Royalty Payor by way of a mutually agreeable deed in recordable form, and such conveyance will be made free and clear of all Encumbrances arising by, through or under the Royalty Holder. Any such conveyance and surrender will be effective on the date that payment is made.

2.5	Impact of Trading Activities

Any Trading Activities engaged in by the Payor or its Affiliates in respect of Products produced from the Laguna Project Properties and the profits and losses generated thereby, shall not, in any manner, be taken into account in the calculation of Gross Revenues or Royalty payment amounts due to the Royalty Holder hereunder, whether in connection with the determination of price, the date of sale, the date any Royalty payment is due or in any other respect. The Royalty Holder acknowledges that the Payor and its Affiliates engaging in Trading Activities may result in the Payor and its Affiliates realizing, from time to time, greater or lesser profit for the Products than does the Royalty Holder. The quantum of the Royalty payments to be made hereunder in respect of sales pursuant to Trading Contracts shall be established by the market price of the Products on the date of sale or other disposition. The Royalty Holder shall not be obligated to share in any losses generated by any such Trading Activities with respect to any Products.

2.6	Currency Conversion

For the purposes of determining the amount of a Royalty payment required to be made to the Royalty Holder, where applicable, all receipts and disbursements in a non-United States currency will be converted into United States Dollars on the basis of the rate of exchange as reported by the Bank of Canada on the website, https://www.bankofcanada.ca/rates/exchange/ on the last Business Day prior to the date of such receipt or disbursement, as the case may be.

2.7	Guarantee

The Guarantor does hereby absolutely, unconditionally and irrevocably:

(a)	Guarantee the prompt and complete observance and performance of each and all the terms, covenants, conditions and provisions to be observed or performed by the Payor pursuant to this Agreement (the “Guaranteed Obligations”). The Guarantor shall perform all of the Guaranteed Obligations upon the default or non-performance thereof by the Payor.

(b)	The obligations of the Guarantor under this Section 2.7 are continuing, unconditional and absolute and without limitation, will not be released, discharged, limited or otherwise affected by (and the Guarantor hereby consents to or waives, as applicable, to the fullest extent permitted by Applicable Law): (i) any extension, other indulgence, renewal, settlement, discharge; (ii) compromise, waiver, subordination or release in respect of any of the Guaranteed Obligations, security, person or otherwise; (iii) any modification or amendment of or supplement to the Guaranteed Obligations, including any increase or decrease in the amounts payable thereunder; (iv) any winding-up, dissolution, insolvency, bankruptcy, reorganization or other similar proceeding affecting the Payor; (v) the existence of any claim, set-off or other rights which the Guarantor or the Payor may have at any time against the Royalty Holder; (vi) any invalidity, illegality or unenforceability relating to or against the Payor or any provision of Applicable Law purporting to prohibit the payment by the Payor of any amount in respect of the Guaranteed Obligations; (vii) any limitation, postponement, prohibition, subordination or other restriction on the rights of the Royalty Holder to payment or performance of the Guaranteed Obligations; (viii) any defense arising by reason of any failure of the Royalty Holder to make any presentment, demand for performance, notice of non- performance, protest or any other notice, including notice of acceptance of this Agreement, partial payment or non- payment of any of the Guaranteed Obligations or the existence, creation or incurring of new or additional Guaranteed Obligations; (ix) any defense arising by reason of any failure of the Royalty Holder to proceed against the Payor or any other Person, to proceed against, apply or exhaust any security held from the Payor or any other Person for the Guaranteed Obligations, to proceed against, apply or exhaust any security held from the Payor or any other Person for the Guaranteed Obligations or to pursue any other remedy in the power of the Royalty Holder whatsoever; (x) any Applicable Law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation; (xi) any defense arising by reason of any incapacity, lack of authority or other defense of the Payor or any other Person, or by reason of the cessation from any cause whatsoever of the liability of the Payor or any other Person in respect of any of the Guaranteed Obligations, except as a result of the payment or fulfillment in full of the Guaranteed Obligations, whether by contract, operation of Applicable Law or otherwise; (xii) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Payor or any other Person, including any discharge of, or bar against collecting, any of the Guaranteed Obligations, in or as a result of any such proceeding; or (xiii) any other act or omission to act or delay of any kind by the Payor.

To the extent permitted by Applicable Law, the foregoing provisions of this Section 2.7 apply (and the waivers set out therein will be effective) even if the effect of any action (or failure to take action) by the Payor is to destroy or diminish any subrogation rights of the Guarantor or any rights of the Payor and the Guarantor to proceed against the Royalty Holder for reimbursement or to recover any contribution from any other Person. The Royalty Holder shall not be bound to exhaust its recourse against the Payor or any other Persons (including one of the Guarantor or otherwise) or to realize on any securities it may hold in respect of the Guaranteed Obligations before being entitled to payment or performance from the Guarantor under this Section 2.7 and the Guarantor hereby renounce all benefits of discussion and division.

3.	ACCOUNTING MATTERS

3.1	Accounting Principles

All calculations and computations relating to the Royalty payments to be made to the Royalty Holder hereunder shall be carried out on a consistent basis in accordance with Canadian generally accepted accounting principles to the extent that such principles are not inconsistent with the provisions of this Agreement. In the event of any inconsistency between such accounting principles and the provisions of this Agreement, the latter shall prevail.

3.2	Books and Records/Audit

The Payor and the Guarantor will cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of the Royalty payments payable to the Royalty Holder hereunder. Upon not less than ten Business Days prior written request from the Royalty Holder, duly authorized representatives of the Royalty Holder (which may include representatives of the Royalty Holder’s auditors) shall be entitled, at the Royalty Holder’s cost and expense (subject as hereinafter provided), not more frequently than semi-annually, to inspect and audit such books of account, records and supporting materials for the purposes of confirming any information contained in a statement delivered to the Royalty Holder pursuant to Section 2.2 above or otherwise confirming the rights and obligations of the Royalty Holder and the Payor and the Guarantor hereunder. If the Royalty Holder has disputed a Royalty payment and the dispute has been either agreed upon or resolved in favour of the Royalty Holder, for the next following year, the Royalty Holder’s inspection and audit rights shall be permitted not more frequently than once every calendar quarter. Notwithstanding the foregoing, the Payor shall pay the Royalty Holder’s costs and expenses of such investigation and audit if a deficiency of five percent (5%) or more of the amount due is determined to exist. The Royalty Holder shall have the right at its own cost and expense to make copies of or take extracts from such documents, excluding any contracts that are subject to confidentiality agreements (which contracts will be available for inspection only in the offices of the Payor), provided such copies and extracts are maintained as confidential by the Royalty Holder on the basis set forth in Section 7.1 below.

3.3	Final Determination

Any payment made hereunder shall be considered final and in full satisfaction of all obligations of the Payor hereunder in respect of that payment unless within 60 days after the receipt by the Royalty Holder of a statement prepared in compliance with Section 2.2 above that relates to such payment, as applicable, the Royalty Holder provides written notice of its objection to the Payor. In the event that a dispute arises that cannot be resolved by the mutual agreement of the Royalty Holder and the Payor within 90 days after such notice of objection to the Payor, either Party (i.e. the Payor and the Guarantor as one Party and the Royalty Holder as a second Party) may elect to have the dispute arbitrated in accordance with Section 6.1 below.

4.	GENERAL ROYALTY MATTERS

4.1	No Obligation to Mine; Good Standing

The Guarantor shall have sole discretion to determine the extent of its mining of the Laguna Project Properties and the time or the times for beginning, continuing or resuming mining operations with respect thereto. The Guarantor shall have no obligation hereunder to the Royalty Holder or otherwise to mine any of the Laguna Project Properties.

4.2	Commingling

The Guarantor shall have the right to stockpile and to commingle ore, concentrates, minerals and other material mined and removed from the Laguna Project Properties from which Products are to be produced, with ore, concentrates, minerals and other material mined and removed from other lands and properties; provided, however, that the Payor Group shall calculate from representative samples the average grade thereof and shall take other measures as are appropriate, and shall weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Payor Group may use any procedures accepted in the mining and metallurgical industry which it believes, acting on commercially reasonable terms, to be suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on the Royalty Holder. In addition, comparable procedures may be used, acting on commercially reasonable terms, by the Payor Group to apportion among the commingled materials all penalty and other charges and deductions, if any, imposed by the smelter, refiner, or purchaser of such material.

4.3	Tailings/Waste

All tailings or waste material shall be the property of the Guarantor and the Guarantor shall have no obligation to process or extract substances therefrom, and no such tailings or waste shall be subject to the Royalty. If tailings or waste materials are reprocessed in the future, the products therefrom shall subject to the Royalty.

5.	INTEREST IN LAGUNA PROJECT PROPERTIES

5.1	Royalty as an Interest in the Laguna Project Properties

It is the express intention of the Parties to this Agreement that the obligations hereof shall constitute an interest in the Laguna Project Properties which shall run with the land and bind successors in title to the Laguna Project Properties, all of which shall be binding upon successors in title to the Laguna Project Properties, including any other form of tenure in respect thereof. Notwithstanding any other provision of this Agreement, the Royalty Holder may cause, at its own expense, the due registration or recording of notice of this Agreement against the title to any and all of the Laguna Project Properties in such form as may reasonably be required or requested by the Royalty Holder and the Payor and the Guarantor covenant and agree that they shall co-operate with each such registration and recording and shall provide their written consent or the execution under the signature of their corporate officers of any documents or things reasonably necessary or advisable to accomplish such registration or recording in order to ensure that any successor or assignee or other acquirer of, or encumbrancer of title to, any or all of the Laguna Project Properties, or any interest therein or any other form of tenure in respect thereof, shall have public notice of this Agreement, the terms of this Agreement and the Royalty Holder’s interest in the Laguna Project Properties.

6.	ARBITRATION

6.1	Arbitration

All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, or in respect of any legal relationship associated with or arising from this Agreement, including with respect to this Agreement’s formation, execution, validity, application, interpretation, performance, breach, termination or enforcement, shall be determined by arbitration. For the purposes of this Article 6, the members of the Payor Group shall be treated as one Party on the first hand and the Royalty Holder as another Party on the second hand.

6.2	Number

The number of arbitrators shall be one.

6.3	Location and Language and Term of Engagement

The arbitration shall be in Toronto, Ontario in the English language. The arbitration shall be conducted pursuant to the Arbitration Act, SO 1991, c.17.

6.4	Selection of Arbitrator

The Party commencing the arbitration shall include in its written notice the names of three individuals who are acceptable to it to serve as a sole arbitrator. Within 10 days of the receipt of the notice, the other Party shall give written notice that it accepts the appointment of one of the three individuals or shall name three other individuals who are acceptable to it to serve as sole arbitrator. If the Parties are unable to agree upon a sole arbitrator within a further 10 days, the appointment of a sole arbitrator shall be made by the ADR Institute of Canada, Inc. in accordance with that institution’s rules and procedures.

6.5	Finality of Award

Any award or determination of the sole arbitrator shall be final and binding on the Parties and there shall be no appeal on any ground, including for greater certainty, any appeal on a question of law, a question of fact, or a question of mixed fact and law.

6.6	Costs of Arbitration

The sole arbitrator may apportion costs of the arbitration, including the reasonable fees and disbursements of the Parties, between or among the Parties in such manner as the sole arbitrator considers reasonable.

6.7	Interest

Any award for the payment of money may include pre-award and post-award interest.

6.8	Confidentiality of Proceedings

The Parties undertake as a general principle to keep confidential all information concerning the existence of the arbitration, all awards in the arbitration, all materials in the proceedings created or used for the purpose of the arbitration, and all materials and information produced during the arbitration and not in the public domain, save and to the extent that disclosure may be required of a Party by legal duty or stock exchange requirement or to enforce an award in bona fide legal proceedings before a competent court.

7.	CONFIDENTIALITY/PUBLIC DISCLOSURE

7.1	Confidentiality

Subject to the next sentence, all information concerning the Laguna Project Properties or the members of the Payor Group which is made available to the Royalty Holder or its representatives from time to time, whether before or after the date of this Agreement, which has not previously been disclosed to the public by any of the members of the Payor Group or their Affiliates or representatives (the “Information”) shall be maintained by the Royalty Holder and its representatives on a strictly confidential basis and, except and to the extent otherwise required by Applicable Law and except as otherwise provided herein, shall not be disclosed to any third party and shall not be used by the Royalty Holder or its representatives for any purpose whatsoever other than for the purposes of the arrangements contemplated herein. Notwithstanding the foregoing: (i) the Royalty Holder may disclose the Information to prospective purchasers of the Royalty Holder’s right to receive the Royalty, provided that each such prospective purchaser first agrees in writing to hold such Information confidential and to use it exclusively for the purpose of evaluating its interest in purchasing such Royalty Holder’s right; and (ii) the members of the Payor Group shall provide to the Royalty Holder, and agree that the Royalty Holder may disclose, all such Information as the Royalty Holder, acting reasonably, determines is necessary or desirable to fulfil the Royalty Holder’s disclosure obligations under applicable securities laws or stock exchange rules or policies. Furthermore, each Party agrees that if such Party or its Affiliate is required to file this Agreement on SEDAR+ or otherwise under applicable securities legislation, the Party which has the filing or disclosure requirement shall, prior to filing or disclosing this Agreement, consult with the other Party to redact any commercially sensitive information contained in this Agreement to the maximum extent permitted by law, and such disclosing or filing Party shall give reasonable consideration to the comments of the other Party.

7.2	Public Announcements

Except to the extent otherwise required by Applicable Law or with the prior consent of the other Party, neither Party shall make any public announcement or disclosure regarding this Agreement or the transactions contemplated by this Agreement. Consent shall not be required for subsequent public announcements or disclosures that have already received the consent of the other Party. For the purposes of this Section 7.2, the members of the Payor Group are one Party.

7.3	National Instrument 43-101

The Parties acknowledge that the Royalty Holder or Affiliates thereof may be or become subject to NI 43-101 with respect to the Royalty and the Laguna Project Properties. The Payor hereby covenants that upon written request by the Royalty Holder or an Affiliate thereof, in the case where a technical report is required to be filed by the Royalty Holder or an Affiliate under NI 43-101 and no exemption is available, the Payor shall, (at the expense of the Royalty Holder):

(a)	provide any and all necessary technical data on the Laguna Project Properties in the form and to the extent in the possession of the Payor, required by the Royalty Holder or its Affiliates to comply with NI 43-101, as reasonably requested by the Royalty Holder;

(b)	grant access to the Laguna Project Properties, to the Royalty Holder, its Affiliates or any representative thereof for personal inspection of the Laguna Project Properties on the provision of seven Business Days prior written notice to the Payor, such access to be at a time and on a date that do not unduly interfere with the mining operations on the Laguna Project Properties, it being understood and agreed that the Royalty Holder shall abide by the health and safety rules and regulations of the Guarantor and that the Royalty Holder shall indemnify and hold harmless the Payor and its Affiliates from and against any and all damages, losses, suits and liabilities that they may suffer as a result of damage to life, limb or property as a result of such access by the Royalty Holder (absent the gross negligence of the Payor or any Affiliate); and

(c)	use its commercially reasonable efforts to request the authors of any technical report relating to the Laguna Project Properties prepared for the Payor or its Affiliates in accordance with NI 43-101 to readdress such technical report to the Royalty Holder or an Affiliate.

8.	INDEMNITY

8.1	Indemnity

The Payor and the Guarantor agree that they will indemnify and hold harmless the Royalty Holder, its agents and employees (collectively the “Indemnified Parties”), and each of them, from and against any and all claims, demands, liabilities, actions and proceedings, that may be made or brought against the Royalty Holder or which it may sustain, pay or incur that result from or relate to operations conducted on or in respect of the Laguna Project Properties, or that result from or relate to the mining, handling, transportation, smelting or refining of the Products or the handling or transportation of the Products, including without limitation, claims, demands, liabilities, actions and proceedings, in any way arising from or connected with any non-compliance with environmental laws or any contaminants or hazardous substances on, in or under the Laguna Project Properties or the soil, sediment, water or groundwater forming part thereof, whether in the past, present or future, or any contaminants or hazardous substances on any other lands or areas having originated or migrated from the Laguna Project Properties or the soil, sediment, water or groundwater forming part thereof, provided that the foregoing shall not apply to any claims, demands, liabilities, actions and proceedings to the extent they arise primarily from the gross negligence or willful misconduct of such Indemnified Parties.

9.	TRANSFER BY ROYALTY HOLDER

9.1	Transfer by Royalty Holder

The Royalty Holder may Transfer this Agreement, in whole or in part, and any rights and obligations under this Agreement, without the written consent of any member of the Payor Group; provided that: (i) prior to any such Transfer any transferee provides written confirmation to the members of the Payor Group to be bound by the provisions of this Agreement in all respects and to the same extent as the Royalty Holder is bound; and (ii) the Royalty Holder shall only remain liable for any obligations of the Royalty Holder under this Agreement that arose prior to such Transfer and shall not be liable for any obligations that arise thereafter.

10.	TRANSFER BY PAYOR AND GUARANTOR

10.1	Transfer by Guarantor

The Guarantor may not Transfer in whole or in part any of the Laguna Project Properties or any interest therein in any manner whatsoever, and may not Transfer this Agreement or any interest therein, without in each case complying with the following:

(a)	it shall be a condition of such Transfer that the transferee or other counterparty to such transaction (the “Transferee”) first execute and deliver to the Royalty Holder an instrument in writing (the “Deed of Assumption”) pursuant to which such Transferee agrees to be bound by the terms of this Agreement and by all of the liabilities and obligations of the Guarantor with respect to the applicable Laguna Project Properties hereunder as guarantor in the same manner and to the same extent as though the Transferee was an original party hereto. If the Transferee is the parent company (the “Parent Company”) at the top of its corporate chain, then the Transferee shall also agree to be the Payor under this Agreement with respect to the applicable Laguna Project Properties in the Deed of Assumption in the place and stead of the Payor with respect to the applicable Laguna Project Properties (and the Payor shall also be a transferor). If the Transferee is not the Parent Company or is owned by another entity that itself is owned by the Parent Company (the “Intervening Company”), then the Payor hereunder as well as the Guarantor shall also be a transferor with respect to the applicable Laguna Project Properties. The transferee Parent Company and the applicable transferee Intervening Company shall also execute and deliver the Deed of Assumption whereby such transferee Parent Company and the transferee Intervening Company agree to be bound by the terms of this Agreement with respect to the applicable Laguna Project Properties and by all of the liabilities and obligations of the Payor and the Guarantor Transferor hereunder with respect to the applicable Laguna Project Properties in the same manner and to the same extent as if the transferee Parent Company and the transferee Intervening Company were original parties. It Is understood and agreed that if there has been a Deed of Assumption with respect to a portion of the Laguna Project Properties, then this Agreement may be split into two agreements at the request of any Party and the Parties will act in a commercially reasonable manner in negotiating the split of any such agreement;

(b)	it shall be a condition of any charge, pledge or hypothec that the chargee, pledgee or holder of hypothec first execute and deliver to the Royalty Holder an instrument in writing pursuant to which such chargee, pledgee or holder of hypothec agrees that if it exercises any of its rights under the charge, pledge or hypothec which allow it to take possession or acquire, or cause the sale or other disposition of the applicable Laguna Project Properties or any interest thereof, or which result in the Payor or then Guarantor no longer directly or indirectly being the owner of the applicable Laguna Project Properties, such chargee, pledgee, holder, or any acquiror of the applicable Laguna Project Properties or successor as a result of such exercise of rights, shall be bound by the terms hereof and by all of the liabilities and obligations of the applicable Party hereunder in the same manner and to the same extent as though it was an original party hereto in the first instance, without in any way derogating from Section 10.1(c) below;

(c)	any such Transfer, charge, pledge, hypothecation or other disposition shall not relieve or discharge the applicable Party from any of their respective liabilities or obligations hereunder existing on the date of such sale, assignment, transfer, conveyance, lease or other disposition, and the Royalty Holder may continue to look to the applicable Party for the performance thereof, it being understood that for any obligations or liabilities arising as of the date of the execution of the agreements provided for in this Section 10.1, the applicable Party will have no further obligations or liabilities for the payment of the Royalty as relates to the applicable Laguna Project Properties; and

(d)	any such Transfer which does not comply with the terms of this Agreement shall be null and void and of no force or effect.

10.2	Transfer by Payor Group

(a)	The Payor may not Transfer this Agreement or any interest therein, without complying with the provisions of Section 10.1, it being understood and agreed that at all times an Affiliate of the Payor (or the Payor itself) must be the registered and recorded owner of the Laguna Project Properties.

(b)	The Guarantor may not Transfer this Agreement or any interest therein, without complying with the provisions of Section 10.1.

10.3	Transfer of Guarantor Shares

The Payor may not Transfer any interest in the shares of the Guarantor Laguna Project Properties (a “Subsidiary Disposition”), without in each case complying with the following:

(a)	It shall be a condition of such Subsidiary Disposition that the transferee or other counterparty to such transaction (in each case, the “Subsidiary Transferee”) first executes and delivers to the Royalty Holder together with the Guarantor a Deed of Assumption pursuant to which the Subsidiary Transferee and the Guarantor agrees to be bound (and remain bound, as the case may be) by the terms of this Agreement with respect to the applicable Laguna Project Properties held by the Guarantor in the same manner and to the same extent as though the Subsidiary Transferee was an original party hereto with respect to the applicable Laguna Project Properties. It is understood and agreed that if the Subsidiary Disposition is not in respect of all of the shares of the applicable Guarantor, then the Subsidiary Transferee and the Payor shall be jointly and severally liable under this Agreement;

(b)	Any such Subsidiary Disposition shall not relieve or discharge the Payor from any of its liabilities or obligations hereunder with respect to the applicable Laguna Project Properties, held by the Guarantor that might be existing at the time of closing of such Subsidiary Disposition, and the Royalty Holder may continue to look to the Payor for the performance thereof with respect to the applicable Laguna Project Properties; and

(c)	any such Transfer which does not comply with the terms of this Agreement shall be null and void and of no force or effect.

11.	GENERAL CONTRACT PROVISIONS

11.1	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties, and, where the context so permits, their respective successors and permitted assigns.

11.2	Notice

All notices, requests, demands or other communications which by the terms hereof are permitted or required to be given by any Party to the other parties shall be given in writing by personal delivery or by email, addressed to such other Party or delivered to such other Party as follows:

to the Royalty Holder at:

217 Queen Street West, 4th Floor

Toronto, ON M5V 0R2

Attention: Philip Williams

Email: pwilliams@isoenergy.ca

With a copy to (which shall not constitute notice):

Cassels Brock & Blackwell LLP
Suite 3200, Bay Adelaide Centre – North Tower
40 Temperance Street
Toronto ON M5H 0B4

Attention: Jamie Litchen
Email:  jlitchen@cassels.com

to the Payor and the Guarantor at:

c/o Jaguar Uranium Corp.

150 King St W #200

Toronto, ON M5H 1J9

Attention: Steven Gold

Email: sgold@jaguaruranium.com

With a copy to (which shall not constitute notice):

TingleMerrett LLP

1250, 639 – 5th Ave. SW

Calgary, AB T2P 0M 9

Attention: Scott Reeves

Email: sreeves@tinglemerrett.com

or at such other addresses and to such other Person that may be given by any of them to the others in writing from time to time on two days’ prior written notice and such notices, requests, demands or other communications shall be deemed to have been received when delivered.

11.3	Time of Essence

Time shall be of the essence of this Agreement in all respects.

11.4	Further Assurances

Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Parties may require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

11.5	No Implied Covenants

The Parties agree that no implied covenants or duties relating to exploration, development, mining or the payment of production royalties or any other matters provided for herein shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set out and provided for in this Agreement.

11.6	Entire Agreement

This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written pertaining to the subject matter of this Agreement. There are no conditions, representations, warranties, obligations or other agreements among the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement.

11.7	Amendment

No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

11.8	Waiver

A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

11.9	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.10	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein and this Agreement shall be treated, in all respects, as an Ontario contract.

11.11	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission or other means of electronic transmission (including PDF) and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

11.12	Rule Against Perpetuities

If any right, power or interest of either Party in respect of the Royalty would violate the rule against perpetuities, then such right, power or interest shall terminate 20 years after the death of the last survivor of all the lineal descendants of His Majesty Prince Charles III of England, living on the date of execution of this Agreement. This clause is included given that the term of this Agreement is in perpetuity.

[signature blocks appear on next pages]

IN WITNESS WHEREOF the Parties have executed these presents as of the date and year first above written.

JAGUAR URANIUM CORP.

Per:	/s/ Steven Gold
	Name:	Steven Gold
	Title:	Chief Executive Officer
I have authority to bind the corporation

2847312 ONTARIO INC.

Per:	/s/ Steven Gold
	Name:	Steven Gold
	Title:	Chief Executive Officer
I have authority to bind the corporation

CONSOLIDATED URANIUM INC.

Per:	/s/ Philip Williams
	Name:	Philip Williams
	Title:	Chief Executive Officer
I have authority to bind the local branch

SCHEDULE “A”

DESCRIPTION OF LAGUNA PROJECT PROPERTIES

File No.	Name of property	Claim type
16362	GAP 1	CATEO
16363	GAP 2	CATEO
16955	GAP 3	CATEO
16956	GAP 4	CATEO
16957	GAP 5	CATEO
15496	GUANACO I	M.D.
15497	GUANACO II	M.D.
15498	GUANACO III	M.D.
15657	GUANACO IV	M.D.
15873	GUANACO V	M.D.
15874	GUANACO VI	M.D.
15875	GUANACO VII	M.D.
16119	HORQUETA 1	CATEO
16120	HORQUETA 2	CATEO
16150	HORQUETA 3	CATEO
16151	HORQUETA 4	CATEO
16152	HORQUETA 5	CATEO
15280	HOPE 1	CATEO
15281	HOPE 2	CATEO
15282	HOPE 3	CATEO
15283	HOPE 4	CATEO
15222	LAGO SECO	CATEO
15229	LAGO SECO 2	CATEO
15576	LAGO SECO OESTE	CATEO
15623	LAGO SECO SUR	CATEO
16160	LA ROSADA	CATEO
16553	SUSANA	M.D.
15800	NORTE	CATEO